Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated April 15, 2025, with respect to our audits of the financial statements of AlphaTime Acquisition Corp as of December 31, 2024 and 2023, and for each of the years in the two-year period ended December 31, 2024, that appear in the Prospectus as part of HCYC Holding Company’s Amendment No.8 to Form F-4. Our report contained an explanatory paragraph regarding substantial doubt about AlphaTime Acquisition Corp’s ability to continue as a going concern.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

October 23, 2025